UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MEMC Electronic Materials, Inc. (the “Company”) has announced that effective January 10, 2011, Mark J. Murphy will become Senior Vice President and Chief Financial Officer of the Company. Mr. Murphy, age 43, served most recently as Vice President & Controller for Praxair, Inc. (NYSE:  PX), one of the world’s largest industrial gas suppliers.  Mr. Murphy has been with Praxair for over 10 years in financial and business roles of increasing responsibility.  Prior to his current role, from June 2008 to July 2010, Murphy was President, Praxair Electronics, Praxair’s global business unit serving the semiconductor, flat panel display, LED and photovoltaic markets.  From March 2006 to May 2008, Murphy was Vice President of Finance, Praxair Asia, based in Shanghai and responsible for finance, information technology, and human resources.  From February 2000 to February 2006, Murphy held roles of increasing responsibility including Corporate Treasury Finance Manager, Finance Director Praxair Electronics, and Managing Director Components Services.  Prior to Praxair, Murphy was a senior financial analyst with ExxonMobil.

The Company will pay Mr. Murphy an annual base salary of $400,000, which may be adjusted from time to time in the discretion of the Company’s Board of Directors or Compensation Committee of the Board.  Mr. Murphy will receive allowances for temporary housing and certain relocation expenses.  These amounts will be subject to repayment if Mr. Murphy voluntarily ends his employment with the Company within two years of his start date.  Mr. Murphy will also be eligible to participate in the Company’s cash incentive program, which provides an incentive opportunity of up to 100% of base salary, with a target of 50% of base salary, based on achievement of certain Company financial and personal performance objectives set by the Board.  Effective on his joining the Company on January 10, 2011, the Company will grant Mr. Murphy options to purchase 250,000 shares of common stock under the Company’s 2010 Equity Incentive Plan.  The options will be priced at the fair market value of the Company’s common stock on the date of grant and will vest over four years, as follows:  first year anniversary – 10% of grant; second year anniversary – 20% of grant; third year anniversary – 30% of grant; and fourth year anniversary – 40% of grant.  In addition, on his start date Mr. Murphy will be granted 30,000 restricted stock units under the 2010 Equity Incentive Plan.  Half of these restricted stock units will vest on each of the three and four year anniversaries of the grant date.  In addition, Mr. Murphy will be eligible to receive, in connection with the Company’s annual equity grant cycle in April 2011, up to an additional 50,000 restricted stock units under the 2010 Equity Incentive Plan.  Half of these restricted stock units will vest on each of the three and four year anniversaries of the grant date.

The Company also announced that Timothy C. Oliver, the Company’s current Chief Financial Officer, will serve as the Company’s principal financial officer until December 31, 2010.  Mr. Oliver will remain with the Company for transition purposes through the end of the 2011 first quarter.  Commencing January 1, 2010, Denis McCarthy, currently Vice President, Corporate Controller and Chief Accounting Officer of the Company, will serve as interim principal financial officer in addition to his existing roles until Mr. Murphy joins the Company on January 10, 2011, at which time Mr. Murphy will assume the role of principal financial officer.  The Company does not expect any changes to Mr. McCarthy’s compensation as a result of his interim service as principal financial officer.  Mr. McCarthy, 50, has held the position of Vice President and Corporate Controller since April 2006 and principal accounting officer since April 2010. Prior to joining the Company, Mr. McCarthy was employed in various roles and capacities with Motorola, Inc., including most recently with its spin-out Freescale Semiconductor, Inc.

A copy of the press release announcing these changes is furnished with this Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits                         Item

 99.1                      Press release dated December 15, 2010 furnished with this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: December 15, 2010	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President and General Counsel

Exhibit Index

Number	Item

99.1	Press release dated December 15, 2010 furnished with this Report.